Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Kelly Pasterick	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Announces Fourth Quarter Loss on Charges Associated

with Cutting High-Cost Smelting Capacity, Market Weakness

Revenue, Earnings Improve Year-Over-Year

4Q 2011 Highlights

•	Loss from continuing operations of $193 million, or $0.18 per share; excluding special items, loss from continuing operations of $34 million, or $0.03 per share

•	Revenue of $6 billion, down 7 percent sequentially, up 6 percent from 4Q 2010

•	Cash from operations of $1.14 billion, up $653 million from 3Q 2011

•	Record low days working capital

•	Free cash flow of $656 million

•	Cash on hand of $1.9 billion

•	531,000 metric tons of capacity closed or curtailed to improve competitive position

•	Forecasting 7 percent growth in global aluminum demand and a global aluminum supply deficit in 2012

2011 Full-Year Highlights

•	Revenue of $25 billion, up 19 percent over 2010

•	Income from continuing operations of $614 million, or $0.55 per share, more than double 2010 results; excluding special items, income from continuing operations of $812 million, or $0.72 per share

•	Cash from operations of $2.2 billion

•	Free cash flow of $906 million

•	Debt-to-capital ratio 35 percent

New York, Jan. 9, 2012 – Alcoa (NYSE:AA) today reported a loss from continuing operations of $193 million, or $0.18 per share, in fourth quarter 2011 on restructuring charges associated with the closure and curtailment of high-cost production capacity, lower aluminum prices, and continued market weakness. Excluding the net negative impact of restructuring and other special items, the loss from continuing operations was $34 million, or $0.03 per share.

The fourth quarter 2011 loss compares to income from continuing operations of $172 million, or $0.15 per share, in third quarter 2011, and income of $258 million, or $0.24 per share, reported in fourth quarter 2010.

For the full-year 2011, Alcoa reported income from continuing operations of $614 million, or $0.55 per share, more than double 2010 results. The Company ended the year in a strong cash position, with $1.9 billion cash on hand.

“Alcoa turned in solid performance in a volatile year by responding quickly to changing market conditions and relentlessly managing cash. We stayed focused on growth and took aggressive action to cut costs, improve our competitiveness, and strengthen our balance sheet,” said Alcoa Chairman and CEO Klaus Kleinfeld.

“For 2012, we expect global aluminum demand to grow 7 percent and are forecasting a global deficit in primary aluminum supply.”

Alcoa’s growth projection is ahead of the 6.5 percent rate required to meet the Company’s forecast of a doubling in global aluminum demand between 2010 and 2020. Aluminum demand grew 10 percent in 2011 on top of 13 percent growth seen in 2010.

Alcoa also projects that growing demand for aluminum, combined with market-related production cutbacks, will result in a global aluminum industry deficit of 600,000 metric tons in 2012.

Alcoa projects global growth in the aerospace (10-11 percent), automotive (3-8 percent), commercial transportation (2-5 percent), packaging (2-3 percent), and building and construction (4-5 percent) markets.

Fourth Quarter 2011

Revenue for fourth quarter 2011 was $6 billion, down 7 percent from the $6.4 billion reported in third quarter 2011, but up 6 percent over fourth quarter 2010 revenue of $5.7 billion.

Sequentially, fourth quarter revenues were lower, primarily due to continued European weakness brought on by the sovereign debt crisis and resulting global market uncertainty. Realized pricing declined for both alumina (down 9 percent) and aluminum (down 12 percent). Results were also affected by lower revenues in packaging (down 17 percent), industrial products (down 15 percent), building and construction (down 15 percent), commercial transportation (down 8 percent), and automotive (down 2 percent) compared to third quarter 2011. Aerospace revenue grew (up 5 percent) over the sequential quarter, as did revenue in the industrial gas turbine market.

Fourth quarter 2011 net loss was $191 million, or $0.18 per share, compared to income of $172 million, or $0.15 per share, in third quarter 2011 and $258 million, or $0.24 per share, in fourth quarter 2010. Adjusted EBITDA in fourth quarter 2011 was $445 million.

Included in the fourth quarter loss were $159 million of restructuring-related charges, primarily associated with the closure or curtailment of high-cost smelting production capacity, of which approximately 60 percent is non-cash. Another $26 million in charges associated with discrete income tax items and uninsured losses were offset by the positive impact of mark-to-market changes on certain energy contracts and the sale of land in Australia.

Despite deteriorating prices and market conditions in the fourth quarter, Alcoa turned in outstanding performance against the Company’s financial targets. Alcoa generated $656 million in free cash flow in the quarter, four times better than results from the sequential quarter, while cash from operations was $1.14 billion. Alcoa improved liquidity in fourth quarter 2011, with cash on hand rising 46 percent to $1.9 billion compared to third quarter 2011. The Company ended the fourth quarter with days working capital at 27, a record low and 3 days lower than 2010.

As previously announced, Alcoa plans to close or curtail 531,000 metric tons, or 12 percent, of its system smelting capacity to improve the Company’s competitive position.

Curtailments at Alcoa’s smelters in Portovesme, Italy, and La Coruña and Avilés, Spain, represent 240,000 metric tons, or 5 percent, of Alcoa’s global capacity. The previously announced closing of Alcoa’s smelter in Alcoa, Tennessee, and two lines at the Company’s Rockdale, Texas, smelter, account for another 291,000 metric tons of capacity reduction.

In addition to the closures and curtailments, Alcoa will aggressively accelerate actions to reduce the cost of raw materials used by its Primary Products business and will adjust capacity across the Company’s global refining system to reflect internal demand as well as prevailing market conditions.

2011 Full-Year

For the year 2011, revenue was $25 billion, compared to $21 billion in 2010. Income from continuing operations was $614 million, or $0.55 per share, in 2011 compared with $262 million, or $0.25 per share, in 2010. In 2011, income from continuing operations includes special items resulting in a net negative impact of $198 million, or $0.17 per share, compared with special items resulting in a net negative impact of $297 million, or $0.29 per share, in 2010. Excluding the impact of special items, income from continuing operations was $812 million, or $0.72 per share, for 2011.

Full-year 2011 net income was $611 million, or $0.55 per share, compared to $254 million, or $0.24 per share, in 2010.

Alcoa turned in strong performance against all of its financial targets in 2011. Capital spending for 2011 was $1.3 billion, 86 percent of the target. For the year, Alcoa invested $249 million in the Company’s joint venture in Saudi Arabia, 62 percent of the target. The Saudi project continues on-time and on-budget, with first production in the smelter and rolling mill scheduled for 2013.

Alcoa finished 2011 with a debt-to-capital ratio of 35 percent, consistent with the targeted range of 30 to 35 percent. Debt-to-capital was negatively impacted by the annual measurement of the Company’s pension plan liability, due to a significantly lower discount rate.

Alcoa also generated $906 million in free cash flow for the year, $2.2 billion in cash from operations, and ended the year with $1.9 billion cash on hand.

Segment Information

Alumina

After-tax operating income (ATOI) in the fourth quarter was $125 million, up 92 percent compared to $65 million in fourth quarter 2010, but a decrease of $29 million, or 19 percent, compared to third quarter 2011. Adjusted EBITDA fell $82 million to $229 million, a sequential decrease of 26 percent. Fourth quarter results were negatively impacted by lower pricing. Increased raw materials costs were offset by improved productivity, lower energy costs, and positive currency impact. The sale of land in Australia contributed $30 million to segment ATOI. Alumina production in the fourth quarter was a record 4.18 million metric tons.

Primary Metals

ATOI in the fourth quarter was a negative $32 million, a decrease of $210 million over fourth quarter 2010 and a decrease of $142 million from third quarter 2011. Adjusted EBITDA fell $201 million to $71 million. Third-party realized metal prices decreased 12 percent sequentially on declining London Metal Exchange (LME) cash prices. Lower LME and cost increases offset positive currency impacts and productivity gains compared to third quarter 2011.

Flat-Rolled Products

Third-party revenue in the fourth quarter was $1.7 billion, up 4 percent from the year ago quarter and down 14 percent sequentially. ATOI for the fourth quarter was $26 million, down 51 percent, or $27 million, from fourth quarter 2010 and down 57 percent, or $34 million, from third quarter 2011. Sequentially, the declining performance was driven by seasonal volume declines in North America and Russia and continued weakness in the European market. Performance was also unfavorably impacted by credit losses for several customers.

Engineered Products and Solutions

Revenue in the fourth quarter was $1.4 billion, up 12 percent over the year ago quarter and essentially flat sequentially. ATOI in the fourth quarter was $122 million, up 8 percent, or $9 million, from fourth quarter 2010 and down 12 percent, or $16 million, from third quarter 2011. Sequentially, decreased ATOI was mainly driven by cost increases and unfavorable product mix, partially offset by productivity improvements.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 9, 2012 to present the quarter and full-year results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “predicts,” “projects,” “should,” “targets,” “will” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, end market conditions, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, and Euro; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including aluminum fluoride, caustic soda or carbon products; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its refining and smelting businesses down on the industry cost curve and increasing revenues in its Flat-Rolled Products and Engineered Products and Solutions segments), anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) changes in tax rates or benefits; and (m) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010, Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2010	September 30, 2011	December 31, 2011
Sales	$5,652	$6,419	$5,989

Cost of goods sold (exclusive of expenses below)	4,538	5,290	5,228
Selling, general administrative, and other expenses	282	261	268
Research and development expenses	50	47	48
Provision for depreciation, depletion, and amortization	371	376	367
Restructuring and other charges	(12)	9	232
Interest expense	118	125	125
Other (income) expenses, net	(43)	31	(40)

Total costs and expenses	5,304	6,139	6,228

Income (loss) from continuing operations before income taxes	348	280	(239)
Provision (benefit) for income taxes	56	55	(74)

Income (loss) from continuing operations	292	225	(165)
Income from discontinued operations	—	—	2

Net income (loss)	292	225	(163)
Less: Net income attributable to noncontrolling interests	34	53	28

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$258	$172	$(191)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income (loss) from continuing operations	$258	$172	$(193)
Income from discontinued operations	—	—	2

Net income (loss)	$258	$172	$(191)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income (loss) from continuing operations	$0.25	$0.16	$(0.18)
Income from discontinued operations	—	—	—

Net income (loss)	$0.25	$0.16	$(0.18)

Diluted:
Income (loss) from continuing operations	$0.24	$0.15	$(0.18)
Income from discontinued operations	—	—	—

Net income (loss)	$0.24	$0.15	$(0.18)

Average number of shares used to compute:
Basic earnings per common share	1,021,697,163	1,064,226,988	1,064,363,032
Diluted earnings per common share	1,119,285,945	1,164,085,935	1,064,363,032

Shipments of aluminum products (metric tons)	1,218,000	1,277,000	1,280,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2010	2011
Sales	$21,013	$24,951

Cost of goods sold (exclusive of expenses below)	17,174	20,480
Selling, general administrative, and other expenses	961	1,027
Research and development expenses	174	184
Provision for depreciation, depletion, and amortization	1,450	1,479
Restructuring and other charges	207	281
Interest expense	494	524
Other expenses (income), net	5	(87)

Total costs and expenses	20,465	23,888

Income from continuing operations before income taxes	548	1,063
Provision for income taxes	148	255

Income from continuing operations	400	808
Loss from discontinued operations	(8)	(3)

Net income	392	805
Less: Net income attributable to noncontrolling interests	138	194

NET INCOME ATTRIBUTABLE TO ALCOA	$254	$611

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$262	$614
Loss from discontinued operations	(8)	(3)

Net income	$254	$611

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$0.25	$0.58
Loss from discontinued operations	—	(0.01)

Net income	$0.25	$0.57

Diluted:
Income from continuing operations	$0.25	$0.55
Loss from discontinued operations	(0.01)	—

Net income	$0.24	$0.55

Average number of shares used to compute:
Basic earnings per common share	1,017,828,406	1,061,039,969
Diluted earnings per common share	1,024,713,554	1,160,695,735

Common stock outstanding at the end of the period	1,022,025,965	1,064,412,066
Shipments of aluminum products (metric tons)	4,757,000	5,037,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2010 (a)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,543	$1,939
Receivables from customers, less allowances of $46 in both 2010 and 2011	1,591	1,571
Other receivables	326	371
Inventories	2,584	2,899
Prepaid expenses and other current assets	875	933

Total current assets	6,919	7,713

Properties, plants, and equipment	37,670	37,820
Less: accumulated depreciation, depletion, and amortization	17,487	18,404

Properties, plants, and equipment, net	20,183	19,416

Goodwill	5,122	5,251
Investments	1,340	1,626
Deferred income taxes	3,184	3,546
Other noncurrent assets	2,545	2,568

Total assets	$39,293	$40,120

LIABILITIES
Current liabilities:
Short-term borrowings	$92	$62
Commercial paper	—	224
Accounts payable, trade	2,331	2,692
Accrued compensation and retirement costs	932	985
Taxes, including income taxes	461	438
Other current liabilities	1,204	1,167
Long-term debt due within one year	231	445

Total current liabilities	5,251	6,013

Long-term debt, less amount due within one year	8,842	8,640
Accrued pension benefits	2,923	3,261
Accrued other postretirement benefits	2,615	2,583
Other noncurrent liabilities and deferred credits	2,576	2,428

Total liabilities	22,207	22,925

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,141	1,178
Additional capital	7,087	7,561
Retained earnings	11,149	11,629
Treasury stock, at cost	(4,146)	(3,952)
Accumulated other comprehensive loss	(1,675)	(2,627)

Total Alcoa shareholders’ equity	13,611	13,844

Noncontrolling interests	3,475	3,351

Total equity	17,086	17,195

Total liabilities and equity	$39,293	$40,120

(a)	The Consolidated Balance Sheet as of December 31, 2010 was revised to reflect the movement of the Global Foil business (one remaining plant located in Brazil) from held for sale classification in the fourth quarter of 2011. Management is no longer committed to a plan to sell the location and has refocused their efforts to drive higher profitability and is considering expanding the functionality of the plant so that it can manufacture certain products aimed at capturing new growth in Brazil.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2010 (d)	2011
CASH FROM OPERATIONS
Net income	$392	$805
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,451	1,481
Deferred income taxes	(287)	(181)
Equity income, net of dividends	(22)	(26)
Restructuring and other charges	207	281
Net gain from investing activities – asset sales	(9)	(41)
Loss from discontinued operations	8	3
Stock-based compensation	84	83
Excess tax benefits from stock-based payment arrangements	(1)	(6)
Other	151	53
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(102)	(115)
(Increase) in inventories	(217)	(339)
Decrease in prepaid expenses and other current assets	27	74
Increase in accounts payable, trade	328	394
(Decrease) in accrued expenses	(239)	(38)
Increase in taxes, including income taxes	503	118
Pension contributions	(113)	(336)
(Increase) in noncurrent assets	(83)	(154)
Increase in noncurrent liabilities	183	147
(Increase) in net assets held for sale	(7)	—

CASH PROVIDED FROM CONTINUING OPERATIONS	2,254	2,203
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	7	(10)

CASH PROVIDED FROM OPERATIONS	2,261	2,193

FINANCING ACTIVITIES
Net change in short-term borrowings	(44)	(31)
Net change in commercial paper	—	224
Additions to long-term debt	1,126	1,256
Debt issuance costs	(6)	(17)
Payments on long-term debt	(1,757)	(1,194)
Proceeds from exercise of employee stock options	13	37
Excess tax benefits from stock-based payment arrangements	1	6
Dividends paid to shareholders	(125)	(131)
Distributions to noncontrolling interests	(256)	(257)
Contributions from noncontrolling interests	162	169
Acquisitions of noncontrolling interests	(66)	—

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(952)	62

INVESTING ACTIVITIES
Capital expenditures	(1,015)	(1,287)
Acquisitions, net of cash acquired (b)	(72)	(240)
Proceeds from the sale of assets and businesses (c)	4	38
Additions to investments	(352)	(374)
Sales of investments	141	54
Other	22	(43)

CASH USED FOR INVESTING ACTIVITIES	(1,272)	(1,852)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	25	(7)

Net change in cash and cash equivalents	62	396
Cash and cash equivalents at beginning of year	1,481	1,543

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,543	$1,939

(b)	Acquisitions, net of cash acquired for the year ended December 31, 2010 includes a cash inflow for cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009.
(c)	Proceeds from the sale of assets and businesses for the year ended December 31, 2011 includes a cash outflow for cash paid to settle claims filed in 2010 against Alcoa by Platinum Equity (buyer of the wire harness and electrical portion of the former Electrical and Electronic Solutions business) in an insolvency proceeding in Germany. Proceeds from the sale of assets and businesses for the year ended December 31, 2010 includes a cash outflow for cash paid to settle former customer contracts of the divested Electrical and Electronic Solutions and Automotive Castings businesses.
(d)	The Statement of Consolidated Cash Flows for the year ended December 31, 2010 was revised to reflect the movement of the Global Foil business (one remaining plant located in Brazil) from held for sale classification in the fourth quarter of 2011. Management is no longer committed to a plan to sell the location and has refocused their efforts to drive higher profitability and is considering expanding the functionality of the plant so that it can manufacture certain products aimed at capturing new growth in Brazil.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q10	2010	1Q11	2Q11	3Q11	4Q11	2011
Alumina:
Alumina production (kmt)	4,119	15,922	4,024	4,144	4,140	4,178	16,486
Third-party alumina shipments (kmt)	2,433	9,246	2,206	2,378	2,256	2,378	9,218
Third-party sales	$759	$2,815	$810	$926	$879	$847	$3,462
Intersegment sales	$585	$2,212	$633	$723	$751	$620	$2,727
Equity income (loss)	$3	$10	$3	$22	$2	$(2)	$25
Depreciation, depletion, and amortization	$107	$406	$103	$112	$117	$112	$444
Income taxes	$14	$60	$44	$60	$42	$33	$179
After-tax operating income (ATOI)	$65	$301	$142	$186	$154	$125	$607

Primary Metals:
Aluminum production (kmt)	913	3,586	904	945	964	962	3,775
Third-party aluminum shipments (kmt)	743	2,845	698	724	754	805	2,981
Alcoa’s average realized price per metric ton of aluminum	$2,512	$2,356	$2,682	$2,830	$2,689	$2,374	$2,636
Third-party sales	$1,970	$7,070	$1,980	$2,145	$2,124	$1,991	$8,240
Intersegment sales	$692	$2,597	$839	$922	$798	$633	$3,192
Equity income (loss)	$—	$1	$1	$(1)	$(4)	$(3)	$(7)
Depreciation, depletion, and amortization	$140	$571	$141	$142	$137	$136	$556
Income taxes	$81	$96	$53	$55	$21	$(37)	$92
ATOI	$178	$488	$202	$201	$110	$(32)	$481

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	411	1,658	446	473	454	407	1,780
Third-party sales	$1,623	$6,277	$1,892	$2,085	$1,974	$1,691	$7,642
Intersegment sales	$48	$180	$69	$62	$48	$39	$218
Equity loss	$—	$—	$—	$—	$—	$(3)	$(3)
Depreciation, depletion, and amortization	$65	$238	$58	$60	$61	$58	$237
Income taxes	$20	$92	$33	$35	$26	$10	$104
ATOI	$53	$220	$81	$99	$60	$26	$266

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	50	197	55	57	56	53	221
Third-party sales	$1,215	$4,584	$1,247	$1,370	$1,373	$1,355	$5,345
Equity income	$—	$2	$1	$—	$—	$—	$1
Depreciation, depletion, and amortization	$38	$154	$38	$41	$40	$39	$158
Income taxes	$53	$195	$62	$72	$67	$59	$260
ATOI	$113	$415	$130	$149	$138	$122	$539

Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$409	$1,424	$555	$635	$462	$241	$1,893
Unallocated amounts (net of tax):
Impact of LIFO	3	(16)	(24)	(27)	2	11	(38)
Interest expense	(76)	(321)	(72)	(106)	(81)	(81)	(340)
Noncontrolling interests	(34)	(138)	(58)	(55)	(53)	(28)	(194)
Corporate expense	(94)	(291)	(67)	(76)	(76)	(71)	(290)
Restructuring and other charges	8	(134)	(6)	(22)	(7)	(161)	(196)
Discontinued operations	—	(8)	(1)	(4)	—	2	(3)
Other	42	(262)	(19)	(23)	(75)	(104)	(221)

Consolidated net income (loss) attributable to Alcoa	$258	$254	$308	$322	$172	$(191)	$611

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	December 31, 2010	September 30, 2011	December 31, 2011
Net income (loss) attributable to Alcoa	$258	$172	$(191)
Add:
Net income attributable to noncontrolling interests	34	53	28
Income from discontinued operations	—	—	(2)
Provision (benefit) for income taxes	56	55	(74)
Other (income) expenses, net	(43)	31	(40)
Interest expense	118	125	125
Restructuring and other charges	(12)	9	232
Provision for depreciation, depletion, and amortization	371	376	367

Adjusted EBITDA	$782	$821	$445

Sales	$5,652	$6,419	$5,989
Adjusted EBITDA Margin	13.8%	12.8%	7.4%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Quarter ended		Year ended
Free Cash Flow	September 30, 2011	December 31, 2011	December 31, 2011
Cash provided from operations	$489	$1,142	$2,193
Capital expenditures	(325)	(486)	(1,287)

Free cash flow	$164	$656	$906

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

Adjusted (Loss) Income	Quarter ended		Year ended
	December 31, 2011		December 31, 2011
	Loss	Diluted EPS	Income	Diluted EPS
Net (loss) income attributable to Alcoa	$(191)	$(0.18)	$611	$0.55
Income (loss) from discontinued operations	2		(3)

(Loss) income from continuing operations attributable to Alcoa	(193)	(0.18)	614	0.55
Restructuring and other charges	155		181
Discrete tax items *	12		2
Other special items **	(8)		15

(Loss) income from continuing operations attributable to Alcoa – as adjusted	$(34)	(0.03)	$812	0.72

Income (loss) from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income (loss) from continuing operations attributable to Alcoa determined under GAAP as well as Income (loss) from continuing operations attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•

for the quarter ended December 31, 2011, charges for a tax rate change in Hungary and a tax law change regarding the utilization of net operating losses in Italy ($8), a charge related to the 2010 change in the tax treatment of federal subsidies received related to prescription drug benefits provided under certain retiree health benefit plans ($7), and a net benefit for other miscellaneous items ($3); and

•

for the year ended December 31, 2011, charges for a tax rate change in Hungary and a tax law change regarding the utilization of net operating losses in Italy ($8), a charge related to the 2010 change in the tax treatment of federal subsidies received related to prescription drug benefits provided under certain retiree health benefit plans ($7), a net benefit for adjustments made related to the filing of 2010 tax returns in various jurisdictions ($5), and a net benefit for other miscellaneous items ($8).

**	Other special items include the following:

•

for the quarter ended December 31, 2011, a gain on the sale of land in Australia ($18), uninsured losses, including costs related to flood damage to a plant in Pennsylvania caused by Hurricane Irene, ($14), favorable mark-to-market changes in certain power derivative contracts ($8), and the write off of inventory related to the permanent closure of a smelter in the U.S ($4); and

•

for the year ended December 31, 2011, favorable mark-to-market changes in certain power derivative contracts ($36), a net charge comprised of expenses for the early repayment of Notes set to mature in 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($32), uninsured losses, including costs related to flood damage to a plant in Pennsylvania caused by Hurricane Irene, ($25), a gain on the sale of land in Australia ($18), costs related to acquisitions of the aerospace fastener business of TransDigm Group Inc. and full ownership of carbothermic smelting technology from ORKLA ASA ($8), and the write off of inventory related to the permanent closure of a smelter in the U.S ($4).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Segment Measures	Alumina		Primary Metals
Adjusted EBITDA	Quarter ended
	September 30, 2011	December 31, 2011	September 30, 2011	December 31, 2011
After-tax operating income (ATOI)	$154	$125	$110	$(32)
Add:
Depreciation, depletion, and amortization	117	112	137	136
Equity (income) loss	(2)	2	4	3
Income taxes	42	33	21	(37)
Other	—	(43)	—	1

Adjusted EBITDA	$311	$229	$272	$71

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.